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                                                                   Exhibit 10.36

                            ROSETTA BIOSYSTEMS, INC.

                                 April 17, 1997

Mr. John King


Dear John:

         This letter is to confirm the offer by Rosetta Biosystems, Inc. (the "Company") to employ you in the position of Senior Vice President, Chief Operating Officer and Chief Financial Officer as of April 15, 1997 (the "Start Date"). As we have discussed, you will be paid a starting salary of $10,000 per month.

         In connection with the commencement of your employment, the Company has agreed to sell you 164,415 shares of the Company's Common Stock (the "Shares") with a purchase price of $0.01 per share. The shares are subject to the Company's right of repurchase and such repurchase right will lapse with respect to one-twelfth of the total number of Shares each month beginning on May 15, 1997. The purchase of the Shares are subject to the terms and conditions of a Common Stock Purchase Agreement to be entered into between you and the Company.

         Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. Notwithstanding the foregoing, if you are terminated, other than for cause, the Company's right of repurchase will lapse with respect to all Shares as of the date of such termination.

         In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 493,245 shares (SUBJECT TO STOCK SPLITS OR RECAPITALIZATIONS)of the Company's Common Stock (the "OPTION SHARES") with an exercise price equal to the fair market value on the date of the grant. These Option Shares would begin vesting on May 15, 1998 and vest at the rate of 1/36th of the total number of Option Shares each month. Vesting will, of course, depend on your continued employment with the Company and termination of your employment for any reason would terminate vesting immediately. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's 1997 Stock Option Plan and the Stock Option Agreement between you and the Company.

         Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's


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Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "CONFIDENTIALITY AGREEMENT").

         John, we are all looking forward to working with you and hope you will accept this offer and join us in our effort to create the Company's future.

                                                  Sincerely yours,

                                                  Stephen H. Friend
                                                  President

Accepted and Agreed:

_________________________
John King

Date:____________